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                                                                    EXHIBIT 23.1
                                                                    ------------

               Consent of Independent Certified Public Accountants

The Board of Directors and Stockholders

NPS Pharmaceuticals, Inc.

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 33-79622, 333-17521, and 333-94269) and Form S-3 (333-96253,
333-41758, 333-45274, and 333-76532) of NPS Pharmaceuticals, Inc. of our report dated January 24, 2002, except as to note 3(d) which is as of March 12, 2002, relating to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, and for the period from October 22, 1986 (inception) to December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of NPS Pharmaceuticals, Inc.

Our report refers to a change in the method of recognizing revenue on nonrefundable licensing fees in 2000.


                                             /s/ KPMG LLP

Salt Lake City, Utah

March 18, 2002